EXHIBIT 99.1

Oil States Revises Third Quarter 2017 Guidance Due to the Impacts of Hurricane Harvey

HOUSTON, October 18, 2017 - Oil States International, Inc. (NYSE:OIS) announced today updated guidance for third quarter 2017 primarily due to the impact of Hurricane Harvey, which caused widespread damage and logistical challenges in Houston and the surrounding region during the quarter. Oil States was impacted by lower revenues and under-absorption of manufacturing facility costs primarily in its Offshore/Manufactured Products segment, but also suffered field-level downtime due to employee dislocations resulting from the storm. The Company operates five manufacturing facilities in the Houston area and employs approximately 500 individuals in the region. One of the Company’s Houston facilities experienced significant flooding and is not yet operational, but was fully insured. Project work in that facility has been shifted to other manufacturing locations to meet customer delivery requirements.

Based upon currently available information, the Company is revising its third quarter 2017 guidance. Previously, revenues were expected to range between $165 and $185 million. Currently, the Company anticipates unaudited third quarter revenues of approximately $164 million, an unaudited operating loss of approximately $18 million and total Adjusted Segment EBITDA (Note A) of approximately $9 million. These amounts are not yet final and are subject to change as the Company finalizes its financial statement close process for the third quarter.

Oil States will provide a more detailed update on its third quarter 2017 earnings conference call scheduled for October 27, 2017.

The tables below provide a summary of current expected third quarter results.

EXHIBIT 99.1

Segment Data for the Three Months Ended September 30, 2017
(In Thousands)
(unaudited)

	Well Site Services	Offshore / Manufactured Products	Corporate	Total
Revenues	$77,177	$86,871	$—	$164,048

Operating income (loss)	$(13,168)	$7,334	$(12,349)	$(18,183)

	Well Site Services	Offshore / Manufactured Products	Corporate	Total
Operating income (loss)	$(13,168)	$7,334	$(12,349)	$(18,183)

Depreciation and amortization expense	20,133	6,404	251	26,788

Other income	177	30	—	207

Segment EBITDA (A)	7,142	13,768	(12,098)	8,812

Severance and other downsizing charges	175	253	—	428

Adjusted Segment EBITDA (A)	$7,317	$14,021	$(12,098)	$9,240

Adjusted Segment EBITDA Margin	9.5%	16.1%		5.6%

(A) The terms Segment EBITDA and Adjusted Segment EBITDA consist of operating income (loss) plus depreciation and amortization expense, and certain other items as set forth in the tables above. Segment EBITDA and Adjusted Segment EBITDA are not measures of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for operating income (loss) or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, Segment EBITDA and Adjusted Segment EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included Segment EBITDA and Adjusted Segment EBITDA as a supplemental disclosure because its management believes that Segment EBITDA and Adjusted Segment EBITDA provide useful information regarding its ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses Segment EBITDA and Adjusted Segment EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The tables above set forth reconciliations of Segment EBITDA and Adjusted Segment EBITDA to operating income (loss), which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

EXHIBIT 99.1

About Oil States
Oil States International, Inc. is a global oilfield products and services company serving the drilling, completions, subsea, production and infrastructure sectors of the oil and gas industry. The Company’s manufactured products include highly engineered capital equipment as well as products consumed in the drilling, well construction and production of oil and gas. The Company is also a leading provider of completion services to the industry. Oil States is headquartered in Houston, Texas with manufacturing and service facilities strategically located across the globe. Oil States is publicly traded on the New York Stock Exchange under the symbol “OIS”.

For more information on the Company, please visit Oil States International’s website at www.oilstatesintl.com.

Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the energy service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2016 filed by Oil States with the Securities and Exchange Commission on February 17, 2017.

Company Contact:
Lloyd A. Hajdik
Oil States International, Inc.
Executive Vice President, Chief Financial Officer and Treasurer
713-652-0582
Patricia Gil
Oil States International, Inc.
Director, Investor Relations
713-470-4860